Exhibit 5.2

Intellect Neurosciences, Inc.,
7 West 18th Street, 9th Floor,
New York, NY 10011

CONFIDENTIAL:  The contents of this letter may constitute material non-public information.  Disclosure of any such information, or trading in securities of Intellect Neurosciences while in possession of such information, could be a violation of U.S. and state securities laws.

Daniel Chain, Chairman & CEO

November 24, 2009

Re: Request for Stockholder Approval

Dear Stockholder,

Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009 that we filed with the SEC on November 16, 2009 indicates that our cash balance is dangerously low. We anticipate that our existing resources will not enable us to continue operations beyond the end of December. Fortunately, we have obtained emergency cash to support the Company as we attempt to obtain new financing.

Recently we engaged HFP Capital Markets LLC (“HFP”), a boutique investment banking firm that focuses on microcap and emerging growth companies, to raise $3 to $5 million of equity capital on our behalf. The proceeds from the financing would be used to protect our patent estate, including the patents that we have licensed to Elan Pharmaceuticals & Wyeth, and support clinical development of our lead candidate, OXIGONTM, and basic operations for at least twelve months. We are pleased with HFP’s efforts thus far.

It has become clear to us through discussions with HFP and potential investors that the significant amount of the Company’s outstanding convertible preferred stock, debt that is in default, and warrants significantly impair the possibility of attracting new equity funding. Several institutional investors that have expressed interest in possibly investing in Intellect have recommended that before we attempt to solicit new financing, we “clean up the balance sheet” by converting the approximately $8 million of convertible preferred stock into common stock, negotiating a workout with the holders of the approximately $5.3 million of outstanding senior debt in default, and eliminating much of the outstanding warrant “overhang”. We have concluded that we must pursue this course of action in order to raise the equity capital necessary for our survival.

Accordingly, as soon as practically possible, we plan to provide the holders of our outstanding Series B Convertible Preferred Stock (the “Series B Prefs”) with an opportunity to convert their stock into newly issued common stock at a conversion price that is far lower than the current conversion price of the Series B Prefs. Also, we will negotiate with our note holders to accept common stock in repayment of their convertible promissory notes currently in default (the “Notes”). Furthermore, we will seek to convince each of these groups of stakeholders to surrender their Intellect warrants in exchange for common stock. We will undertake these actions to position Intellect as an attractive investment for institutional investors and high net worth individuals who are seeking to invest equity capital in emerging biotech companies.

Stockholder consent is a prerequisite to accomplish the objectives set out above. Therefore, I am writing to you to solicit your support for the following items:

1.                   To adopt a second amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 100 million to 650 million and to make conforming changes.

2.                   To amend the Company's certificate of incorporation to effect a reverse split of the Company's outstanding common stock, pursuant to which any whole number of outstanding shares between, and including, fifteen and fifty would be combined into one share of common stock and to authorize the Company's Board of Directors to select and file one such amendment.

3.                   To approve an amendment of the Company's 2006 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance thereunder by 111,000,000 shares to an aggregate of 123,000,000 shares and to increase the number of shares subject to options that may be granted to any one employee during any calendar year from 8 million shares to 100 million shares.

These items are more fully described in the attachment accompanying this letter.

November 23, 2009 is the record date for the purpose of voting for the foregoing items. Only stockholders of record at the close of business on the record date may vote for these actions.

Even if the stockholders approve all of the foregoing proposals and we are able to accomplish the objectives described above with respect to conversions and exercises of the Series B Prefs, Notes and warrants, there can be no assurance that we will be able to raise sufficient equity capital to fund our continuing operations. If, however, we do not obtain stockholder approvals of these proposals, we expect to be unable to raise sufficient equity capital to fund our operations beyond the end of December.  I sincerely urge each of you to support Intellect at this time by signing the signature page of the attached Written Consent and returning it to Intellect by Fax at (212) 448-9600 or PDF electronic mail to elliot.maza@intellectns.com. Thank you for your speedy response.

Thank you.

Sincerely,

        /s/ Daniel Chain
Daniel Chain, PhD
Chairman and CEO

PROPOSAL 1
ADOPTION OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Board of Directors approved and has recommended that stockholders adopt a second amended and restated certificate of incorporation to increase the number of authorized shares of common stock, par value $0.001 per share, from 100,000,000 to 650,000,000. An increase in the authorized number of common shares is necessary for the following reasons:

The Company is actively pursuing efforts to raise equity capital to provide funding to continue operations.  It is necessary to increase the number of authorized shares of common stock to accommodate the substantial number of shares of common stock that would need to be issued (or reserved for issuance) in connection with the plans to raise equity capital and related events.

The Company has determined, based on discussions with potential investors and financial advisors, that the significant amount of the Company’s outstanding convertible preferred stock, convertible debt that is in default, and warrants significantly impair the Company’s ability to attract new equity funding.  Therefore, the Company plans to: (i) provide holders of the Company’s outstanding Series B Convertible Preferred Stock (the “Series B Prefs”) with the opportunity to convert their Series B Prefs into common stock at a conversion price that is substantially lower than the current conversion price of the Series B Prefs; (ii) work out a settlement with holders of the Company’s outstanding Convertible Promissory Notes (the “Notes”) in default to accept common stock in repayment of their Notes; and (iii) provide holders of the Company’s outstanding warrants (the “Warrants”) the opportunity to exercise their Warrants for common stock at a price that is substantially lower than the current exercise prices of such Warrants. In order for the Company to have a sufficient number of shares of common stock available for issuance (or to reserve for future issuance) in the event that holders of these securities should choose to convert or exercise such securities for common stock, the Company must increase the number of authorized shares of common stock in excess of the number of shares currently available for issuance.  Even if such holders do not choose to convert or exercise their securities for common stock in the near future, the Company would still be required to reserve for issuance a substantial number of additional shares of common stock in order to raise any equity capital because of the existing anti-dilution protections in the Series B Prefs, Notes and Warrants.  These anti-dilution protections would be triggered if the Company issued any shares of common stock (or securities convertible into or exercisable for common stock) at a price below $1.75 per share. The common stock has recently been trading at prices of approximately $0.06 - $0.14 per share.  Any issuance of new common stock by the Company is expected to be at prices approximating, or less than, recent trading prices.  Therefore, the conversion and exercise prices on the Series B Prefs, Notes and Warrants would decrease from $1.75 per common share to the sale price of the newly issued common stock.   These substantial reductions in conversion and exercise prices would require the Company to reserve for issuance far more shares of common stock than the Company is currently required to reserve and issue under the terms of such convertible or exercisable securities.

As of September 30, 2009, the Company has outstanding and overdue trade payables in excess of $2.0 million. The Company has initiated discussions with the relevant vendors to encourage them to accept Company common stock in lieu of repayment in cash. It is necessary to increase the number of authorized shares of common stock to accommodate the substantial number of shares of common stock that would need to be issued to these vendors if the Company is successful in convincing them to accept repayment in stock.

As described below in Proposal 3, the Board believes that it is in the best interest of the Company and its stockholders to increase the number of shares available for awards under the Company's 2006 Equity Incentive Plan (the “Incentive Plan”) to allow the Company to grant awards to attract and retain new employees and to further compensate, where appropriate, existing employees whether or not they have previously been granted options under the Incentive Plan. It is necessary to increase the number of authorized shares of common stock to accommodate the substantial number of shares of common stock that would need to be reserved for issuance under the Incentive Plan if the stockholders approve Proposal 3.

Although at present the Board of Directors has no other plans to issue additional shares of common stock beyond the amount needed for the foregoing purposes, it desires to have additional shares available to provide flexibility to use capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval, except to the extent required by the Delaware General Corporation Law or SEC or FINRA rules. These purposes may include, but are not limited to: raising capital, establishing collaborations, partnerships or strategic relationships with other companies, expanding the Company's business or product lines through the acquisition of other businesses or products and other corporate purposes.

The events described above would result in the Company having to issue (or reserve for issuance) shares of common stock in excess of the number of shares currently available for issuance.

Prior to voting on this proposal and the other proposals that follow, you should review the information in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and other reports and information filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended, which are available through the SEC or by request to the Company as described below.

In determining whether or not to vote in favor of this proposal, you should also be aware of the following information:

•
Common Stock - As of September 30, 2009, the Company had 100,000,000 shares of common stock authorized and 30,843,873 shares issued and outstanding.  Included in the excess of authorized shares over those issued and outstanding are shares of common stock that are reserved for issuance upon the exercise or conversion of other securities issued (or issuable) by the Company.  This Proposal 1 seeks to increase the number of authorized shares of common stock from 100,000,000 to 650,000,000.

•
Series B Convertible Preferred Stock - As of September 30, 2009, the Company had 459,309 shares of Series B Prefs designated and issued, having a total liquidation preference of $9,735,191 (including accrued dividends).  Each share of Series B Prefs is currently convertible at the option of the holder into ten shares of common stock at a conversion price of $1.75 per share of common stock.  The conversion price is subject to certain anti-dilution adjustments in the event that the Company subsequently issues shares of common stock or warrants with a price per share or exercise price less than the conversion price.  The common stock is currently trading at prices substantially below the conversion price of $1.75.  The last sale price of the common stock was $0.115 on November 20, 2009 and the common stock traded below $0.06 per share as recently as September 21, 2009.  In order to encourage holders of Series B Prefs to voluntarily convert their Series B Prefs into common stock, for the reasons stated above, the Company plans to reduce the stated conversion price of such stock to $0.10 per common share.  At a conversion price of $0.10, a total of up to 97,351,910 shares of common stock could be issued upon conversion of all Series B Prefs outstanding as of September 30, 2009 (including shares issued in payment of accrued dividends). In addition, As a further inducement to potential investors in a subsequent financing, the Company is seeking from holders of Pref. Stock a waiver of the anti-dilution adjustment provisions of Section 6(g) of the Certificate of Designations.  This waiver would permit the Company to issue shares of common stock at a price below $0.10 per share, without the conversion price of the Pref. Stock being lowered below $0.10. For example, at a conversion price of $0.08, a total of up to 121,689,881 shares of common stock could be issued upon conversion of all Series B Prefs outstanding as of September 30, 2009 (including shares issued in payment of accrued dividends) if all of the holders of such shares were to participate in the subsequent financing transaction to the extent of a specified minimum purchase amount of securities offered in the financing transaction.

•
Convertible Promissory Notes - As of September 30, 2009, the Company owed $7,657,822 of principal and accrued interest on Notes in default.  These Notes also have a current conversion price of $1.75 per share of common stock (i.e., outstanding principal amount plus accrued interest on date of conversion is divided by 1.75 to determine number of common shares to be issued), which price is also subject to anti-dilution adjustments similar to the Series B Prefs. The Company will seek to settle its obligations on these outstanding Notes in default by offering the Note holders shares of common stock in repayment of their Notes, at a conversion price of $0.10 per share of common stock (or 10,000 shares of common stock for each $1,000 of outstanding principal amount plus accrued interest). At a conversion price of $0.10, a total of up to 76,578,220 shares of common stock could be issued if holders of all such Notes choose to accept shares of common stock in settlement of the Notes in default (based on total principal and accrued interest outstanding as of September 30, 2009).

•
Substantial Dilution – Holders of the Company’s common stock will experience substantial dilution upon the conversion of shares of Series B Prefs and Notes as well as upon the exercise of Warrants at exercise prices substantially lower than current exercise prices.  Further dilution would occur if the Company were to issue shares of common stock in a subsequent equity financing from the issuance of such shares and from further reductions in conversion and exercise prices that would result from anti-dilution protections for securities convertible into or exercisable for common stock.

The Company has not adopted an amended and restated certificate of incorporation since the reverse merger with GlobePan, Inc. in January 2007. The additional common stock to be authorized by the adoption of the second amended and restated certificate of incorporation would have rights identical to the currently outstanding common stock of the Company. Adoption of the proposed second amended and restated certificate of incorporation and the issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of the Company's common stock outstanding, such as substantial dilution of the earnings per share and voting rights of current holders of common stock after any of the additional authorized shares are issued.

If the second amended and restated certificate of incorporation is adopted, it will become effective upon filing by the Company of an appropriate certificate with the Secretary of State of the State of Delaware. Adoption of the second amended and restated certificate of incorporation is independent of Proposal 2, to amend the Company's certificate of incorporation to effect a reverse split of the Company's outstanding common stock. If Proposals 1 and 2 are both adopted, the Company would first file the second amended and restated certificate of incorporation approved pursuant to this Proposal 1, and then the Company's Board of Directors may, in its sole discretion, choose to file one of the amendments to the Company's certificate of incorporation approved pursuant to Proposal 2 to effect a reverse split of the shares of our common stock within the range contemplated by Proposal 2.

The full text of the operative provisions of the form of Second Amended and Restated Certificate of Incorporation that the Board is recommending for adoption by the stockholders is attached hereto as Annex A. The text of the Company's existing certificate of incorporation and all amendments thereto may be obtained upon written request directed to our Secretary at our principal office set forth above. Such documents also have been filed as exhibits to our filings with the SEC as listed in Item 15 to our most recently filed Form 10-K, and are accessible at www.sec.gov, where the SEC maintains a website that contains reports and other information regarding the Company and other issuers that file electronically with the SEC. The Company's annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC's website. Stockholders may also read and copy materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E.,, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Vote Required

The affirmative vote of the holders of a majority of all outstanding shares of our common stock (together with the holders of Series B Prefs, which votes on an as-converted basis) on the record date is required for adoption of the Company's proposed second amended and restated certificate of incorporation set forth in this Proposal 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.

PROPOSAL 2
APPROVAL OF AMENDMENT OF THE COMPANY'S
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The Board of Directors has adopted a resolution approving, and recommending to our stockholders for their approval, proposed amendments to the certificate of incorporation of the Company to effect a reverse split of the shares of our common stock at a ratio ranging from 1:15 to 1:50 (the "Reverse Stock Split"). The text of the forms of proposed amendments to the certificate of incorporation is annexed hereto as Annex B. Assuming the stockholders approve the proposal, the Board of Directors will have the sole discretion under Section 242(c) of the Delaware General Corporation Law, as it determines to be in the best interest of the Company and its stockholders, both to select the specific exchange ratio within the designated range of 1:15 to 1:50 and also to decide whether or not, and at what time, to proceed to effect a reverse stock split or instead to abandon the proposed amendments altogether. If an amendment is filed with the Secretary of State of Delaware, the amendment to the certificate of incorporation will effect the Reverse Stock Split by reducing the number of shares of our issued common stock by the ratio to be determined by the Board of Directors, but will not increase the par value of our common stock, and will not change the number of authorized shares of our common stock. If the Board does not implement an approved reverse stock split prior to the one year anniversary of the date that this Proposal 2 is duly approved by the holders of the requisite number of shares, the Board will be required to seek stockholder approval before implementing any reverse stock split after that time.

By approving the Reverse Stock Split, stockholders will approve a series of amendments to our certificate of incorporation pursuant to which any whole number of outstanding shares between, and including, fifteen and fifty would be combined into one share of our common stock, and authorize our Board of Directors to file only one such amendment, as determined by our Board of Directors in the manner described herein, and to abandon each amendment not selected by our Board of Directors. The Board may elect not to do any Reverse Stock Split. Our Board of Directors believes that stockholder approval of amendments granting our Board of Directors this discretion, rather than approval of a specified exchange ratio, provides our Board of Directors with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of the Company and its stockholders.

Reasons for the Reverse Stock Split

The Company's common stock is traded on the OTC Bulletin Board under the symbol "ILNS” at prices far below $1.00 per share. The OTC is generally considered to be less efficient than, and not as broad as, the NASDAQ Capital Market (formerly known as the Nasdaq SmallCap Market). Moreover, our common stock is considered “a penny stock” and is subject to SEC regulations that generally require any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares of common stock.

 The Company believes that increasing the trading price of our common stock through a Reverse Stock Split would be the first step toward obtaining a listing on the Nasdaq Capital Market and eliminating “penny stock” status for our common stock. Our goal is to provide the Company with a market for its common stock that is more accessible than the OTC Bulletin Board, which would increase liquidity and may potentially minimize the spread between the "bid" and "asked" prices quoted by market makers. Further, a Nasdaq Capital Market listing may enhance the Company's access to capital in the future, increase the Company's flexibility in responding to anticipated capital requirements, and facilitate the use of its common stock in acquisitions and financing transactions that it may undertake. The Company believes that prospective investors will view an investment in the Company more favorably if its shares trade at prices above $1.00 per share than below that threshold amount.

To obtain a listing on the Nasdaq Capital Market, the Company must satisfy the applicable listing standards established by Nasdaq. Among other things, the Company’s common stock must have a minimum bid price of $4.00. Another requirement is that the number of holders of 100 or more shares ("round lots") of our common stock must equal or exceed 300. Another financial requirement is minimum stockholders' equity of at least $5 million or $4 million plus a minimum market value of listed securities of $50 million. To eliminate “penny stock” status, our stock must trade at a price of at least $5.00 per share.  As of September 30, 2009, we had a capital deficiency (i.e., negative stockholders equity) of $19.8 million.

It is unlikely that we will meet all of these minimum requirements for listing on the Nasdaq Capital Market even if the stockholders approve this Proposal 2 and the Board of Directors determines to effect a reverse stock split in the range of 1:15 to 1:50.  It is possible that the per share price of our common stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Stock Split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $4.00 minimum bid price required by the Nasdaq Capital Market or the $1.00 per share threshold discussed above. The market price of our common stock may vary based on other factors that are unrelated to the number of shares outstanding, including our future performance. Furthermore, we may be unable to satisfy the other minimum requirements for listing on the Nasdaq Capital Market.

Nonetheless, the Board believes, based on its experience and advice from principal shareholders and financial advisors, that increasing our common stock trading price to a reasonable level of more than $1.00 per share will enhance investor perception of the Company, facilitate raising additional equity capital and may ultimately enable us to obtain a Nasdaq listing.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a "going private transaction" within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act").

Board Discretion to Implement Reverse Stock Split

If our Board of Directors determines to effect the Reverse Stock Split, they will consider certain factors in selecting the specific exchange ratio, including prevailing market conditions, the trading price of our common stock, the number of round lot holders of our common stock and the steps that we would expect to need to take in order to achieve compliance with the trading price requirements and other listing regulations of the Nasdaq Capital Market. Based in part on the price of our common stock on the days leading up to the filing of the amendment to our certificate of incorporation effecting the Reverse Stock Split, our Board of Directors will select the ratio which it believes will (i) increase the trading price of our common stock sufficiently to achieve and maintain, at least in the short term, a minimum bid price of at least $1.50 and (ii) result in the continued existence of a substantial number of stockholders of round lots.

Notwithstanding approval of the Reverse Stock Split by the stockholders, our Board of Directors may, in its sole discretion, abandon all of the proposed amendments relating to the Reverse Stock Split and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the Reverse Stock Split. If our Board of Directors fails to implement any of the amendments relating to the Reverse Stock Split prior to the one year anniversary of the date on which this Proposal 2 has been duly approved by the requisite number of stockholders, stockholder approval again would be required prior to implementing any Reverse Stock Split.

If stockholder approval for this Proposal 2 is not obtained, we will not be able to file an amendment to our certificate of incorporation to effect a Reverse Stock Split of the Company's common stock.

The liquidity of the Company's common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split, and the reduced number of shares may make it more difficult to trade shares of our common stock. In addition, the Reverse Stock Split will increase the number of the Company's stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting those sales.

The Reverse Stock Split will affect all of the Company's holders of common stock uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the Reverse Stock Split results in any of the Company's stockholders owning a fractional share, in which case such stockholders will receive a cash payment in lieu of such fractional share. The Company's issued common stock will remain fully paid and non-assessable.

The Reverse Stock Split will not affect the par value of the Company's common stock. As a result, upon the effectiveness of the Reverse Stock Split, the stated capital on the Company's balance sheet attributable to its common stock will be reduced proportionately based on the exchange ratio selected by the Board for the Reverse Stock Split, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company's common stock will be increased because there will be fewer shares of the Company's common stock outstanding. In addition, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options to purchase shares of common stock of the Company, and the number of shares reserved for issuance in the Company's existing stock option plans will be reduced proportionately based on the exchange ratio selected by the Board for the Reverse Stock Split. Cash paid for fractional shares to holders of Intellect stock options upon any exercise of such stock options would be recognized as a compensation charge at the time of exercise.

The Reverse Stock Split will have no effect on the number of currently authorized shares of common stock that are not issued or outstanding and will have no effect on the total number of shares of common stock the Company is authorized to issue under its certificate of incorporation (although stockholder approval of Proposal 1 above would increase the number of authorized shares). Therefore, upon effectiveness of the Reverse Stock Split, the number of shares of common stock that are authorized and unissued will increase relative to the number of issued and outstanding shares. The Company may use the additional authorized and unissued shares of its common stock resulting from the Reverse Stock Split to issue additional shares of its common stock from time to time in equity financings, under its equity compensation plans or in connection with other matters.

We are subject to the periodic reporting and other requirements of Section 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”). The proposed Reverse Stock Split will not affect our reporting obligations under the 1934 Act. If the proposed Reverse Stock Split is implemented, the common stock will continue to be reported on the OTC Bulletin Board under the symbol "ILNS".

Effective Date

The Reverse Stock Split will be effected at 5:01 p.m. Eastern Time, on the date that the amendment to the Company's certificate of incorporation is filed with the Secretary of State of the State of Delaware. Beginning at the effective time of the Reverse Stock Split, each certificate representing the current outstanding shares (“Old Shares”) will be deemed for all corporate purposes to represent post- Reverse Stock Split outstanding shares (“New Shares”). The text of the forms of proposed amendments to the Company's certificate of incorporation would be in substantially the form attached hereto as Annex B, provided that such certificate of amendment to the Company's certificate of incorporation would be subject to modification to include such changes as may be required by the Secretary of State of the State of Delaware and as the Board deems necessary or advisable to effect the Reverse Stock Split, including insertion of the applicable Reverse Stock Split ratio approved by the Board within the range approved by the stockholders.

Exchange of Stock Certificates

The transfer agent for the Company will act as the "exchange agent" for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificates and should not submit any certificates until requested to do so.

Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares will, upon surrender to the exchange agent of certificates representing their fractional shares, be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of our common stock as reported on the OTC Bulletin Board on the effective date of the amendment to the Company's certificate of incorporation by (ii) the number of shares of our common stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest. Holders of as many as 49 shares (if the Company were to implement a 1:50 Reverse Stock Split) of the Company's common stock would be eliminated as a result of the cash payment in lieu of any issuance of fractional shares or interests in connection with the Reverse Stock Split. The exact number by which the number of holders of the Company's common stock would be reduced will depend on the Reverse Stock Split ratio adopted and the number of stockholders that hold less than the Reverse Stock Split ratio as of the effective date of the Reverse Stock Split. As of June 30, 2009, there were approximately 626 holders of record of our common stock.

No Dissenters' Rights

Under applicable Delaware law, the Company's stockholders are not entitled to dissenters' or appraisal rights with respect to the proposed amendments to the Company's certificate of incorporation to effect the Reverse Stock Split. We will not independently provide our stockholders with any such right.

Vote Required

The affirmative vote of the holders of a majority of all outstanding shares of our common stock on the record date (together with the holders of Series B Prefs, which votes on an as-converted basis) is required for approval of the proposed amendments to the Company's certificate of incorporation set forth in this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

AMENDMENT OF THE COMPANY'S 2006 EQUITY INCENTIVE PLAN
TO ADD 112,235,000 SHARES TO SUCH PLAN

In January 2007, the Board of Directors adopted, and the stockholders of the Company subsequently approved, the Company's 2006 Equity Incentive Plan (the "Incentive Plan"). There is currently an aggregate of 12,000,000 shares of common stock reserved for issuance under the Incentive Plan. As of September 30, 2009, stock awards covering an aggregate of 11,233,812 shares of common stock were outstanding under the Incentive Plan. On November 20, 2009, the Board amended the Incentive Plan, subject to stockholder approval of Proposal 1 and this Proposal 4, to increase the number of shares of common stock authorized for issuance under the Incentive Plan by 111,000,000 shares to an aggregate of 123,000,000 and to increase the number of shares subject to options that may be granted to any one employee during any calendar year by 78,000,000 shares to 80,000,000.

Reasons for the Proposal and Summary of Effects of the Approval of Proposal 3

The Board believes that it is in the best interest of the Company and its stockholders to increase the number of shares available for awards under the Incentive Plan and to increase the number of shares subject to options that may be granted to any one employee during any calendar year in order to allow the Company to grant awards to attract and retain new employees and to further compensate, where appropriate, existing employees whether or not they have previously been granted options under the Incentive Plan. Such an increase in the number of shares available for awards would also provide employees with further incentives to help the Company to achieve its objectives and succeed and would help to better align the interests of our employees with the interests of our security holders. Failure to attract and retain new employees or to compensate and incentivize existing employees could create a situation in which the Company is unable to attract and retain sufficiently competent, skilled personnel, and could have a material adverse effect on our business and prospects. The incremental 111,000,000 shares has been calculated based on a new equity funding of $5.5 million and an overall option pool equal to 22.5% of total shares outstanding on a fully diluted basis.

Vote Required

The affirmative vote of the holders of a majority of all outstanding shares of our common stock (together with the holders of Series B Prefs, which votes on an as-converted basis on the record date) is required for approval of this Proposal 3. If the amendment is not approved by the stockholders, the Incentive Plan will continue in effect without the proposed amendment. The text of the Incentive Plan, amended as proposed above, is attached as Annex C hereto.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

Sincerely,

/s/ Elliot Maza

Elliot Maza, Secretary

INTELLECT NEUROSCIENCES, INC.
WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF A SPECIAL MEETING

The undersigned stockholders of Intellect Neurosciences, Inc., a Delaware corporation (the “Company”), being the holders of (i) at least a majority of all outstanding shares of common stock of the Company, and (ii) at least a majority of all outstanding shares of Series B Convertible Preferred Stock of the Company, do hereby waive any notice requirement and consent, pursuant to Section 228 of the Delaware General Corporation Law, to the adoption of the following resolutions with the same force and effect as if duly adopted at the special meeting of the stockholders called for the purpose.

Increase in Authorized Number of Common Shares

WHEREAS, the Company is actively pursuing efforts to raise equity capital to provide funding to continue operations and it is necessary to increase the number of authorized shares of common stock to accommodate the substantial number of shares of common stock that would need to be issued (or reserved for issuance) in connection with the plans to raise equity capital and related events; and

WHEREAS, the Company has determined, based on discussions with potential investors and financial advisors, that the significant amount of the Company’s outstanding convertible preferred stock, convertible debt that is in default, and warrants significantly impair the Company’s ability to attract new equity funding and therefore, the Company plans to encourage (i) holders of the Company’s outstanding Series B Convertible Preferred Stock (the “Series B Prefs”) to convert their Series B Prefs into Company common stock; (ii) holders of the Company’s outstanding Convertible Promissory Notes (the “Notes”) in default to accept Company common stock in repayment of their Notes; and (iii) holders of the Company’s outstanding warrants (the “Warrants”) to exercise their Warrants for Company common stock, and as a result, the Company needs to have a sufficient number of shares of common stock available for issuance (or to reserve for future issuance) in the event that holders of these securities should choose to convert or exercise such securities for common stock; and

WHEREAS, as of September 30, 2009, the Company has outstanding and overdue trade payables in excess of $2.0 million and the Company has initiated discussions with the relevant vendors to encourage them to accept Company common stock in lieu of repayment in cash and needs to have a sufficient number of shares of common stock available for issuance if the Company is successful in convincing the trade creditors to accept repayment in stock; and

WHEREAS, the Board of Directors of the Company believes that it is in the best interest of the Company and its stockholders to increase the number of shares available for awards under the Company's 2006 Equity Incentive Plan (the “Incentive Plan”) to allow the Company to grant awards to attract and retain new employees and to further compensate, where appropriate, existing employees whether or not they have previously been granted options under the Incentive Plan, and therefore, it is necessary to increase the number of authorized shares of common stock to accommodate the substantial number of shares of common stock that would need to be reserved for issuance under the Incentive Plan; and

WHEREAS, the Board of Directors believes that it is in the best interest of the stockholders to have additional shares available for issuance to provide flexibility to use capital stock for business and financial purposes in the future, including, but not limited to: raising capital, establishing collaborations, partnerships or strategic relationships with other companies, expanding the Company's business or product lines through the acquisition of other businesses or products and other corporate purposes; and

Authority to Effect a Reverse Stock Split

WHEREAS, the Company's common stock is traded on the OTC Bulletin Board under the symbol "ILNS” at prices far below $1.00 per share and is considered “penny stock” for certain SEC purposes, and these circumstances diminish the trading volume of the stock, which in turn adversely impacts the trading price of the Company’s stock; and

 WHEREAS, the Board of Directors believes, based on advice from financial advisors, that increasing the trading price of the Company’s common stock through a Reverse Stock Split would be the first step toward obtaining a listing on the Nasdaq Capital Market and eliminating “penny stock” status for the Company’s common stock, which likely would increase liquidity and enhance the Company's access to capital in the future, increase the Company's flexibility in responding to anticipated capital requirements, and facilitate the use of its common stock in acquisitions and financing transactions that it may undertake; and

WHEREAS, the Board of Directors believes, based on advice from financial advisors, that increasing the Company’s common stock trading price to a reasonable level of more than $1.00 per share will enhance investor perception of the Company, facilitate raising additional equity capital and may ultimately enable the Company to obtain a Nasdaq listing; and

Addition of 111,000,000 Shares to the Company's 2006 Equity Incentive Plan

WHEREAS, there is currently an aggregate of 12,000,000 shares of common stock reserved for issuance under the Company's 2006 Equity Incentive Plan (the "Incentive Plan") and as of September 30, 2009, stock awards covering an aggregate of 11,233,812 shares of common stock were outstanding under the Incentive Plan; and

 WHEREAS, the Board of Directors believes that it is in the best interest of the Company and its stockholders to increase the number of shares available for awards under the Incentive Plan and to increase the number of shares subject to options that may be granted to any one employee during any calendar year in order to allow the Company to grant awards to attract and retain new employees and to further compensate, where appropriate, existing employees whether or not they have previously been granted options under the Incentive Plan; and

WHEREAS, on November 10, 2009, the Board amended the Incentive Plan, subject to stockholder approval of Proposal 1 and this Proposal 3, to increase the number of shares of common stock authorized for issuance under the Incentive Plan by 111,000,000 shares to an aggregate of 123,000,000 and to increase the number of shares subject to options that may be granted to any one employee during any calendar year by 72,000,000 shares to 80,000,000.

NOW THEREFORE, BE IT:

Increase in Authorized Number of Common Shares

RESOLVED, that the Company’s Certificate of Incorporation is hereby amended to (i) provide that the total number of shares that the Corporation shall have authority to issue is 651,000,000, consisting of 650,000,000 shares of common stock, all of a par value of $0.001 each and 1,000,000 shares of preferred stock, all of a par value of $0.001 each,  (ii) integrate into a single instrument all of the provisions of the Company's certificate of incorporation which are currently in effect, and (iii) make conforming changes; and

RESOLVED, that the Chief Executive Officer or Chief Financial Officer of the Company (each an “Authorized Officer”) be, and each of them acting singly hereby is, authorized, empowered and directed to execute and file with the Secretary of State of the State of Delaware an Amended Certificate of Incorporation, reflecting the foregoing, with such changes therein as the officer executing the same deems necessary or appropriate in the best interests of the Company, such officer’s execution and delivery thereof to be conclusive evidence of such officer’s approval thereof and authority hereunder; and

Authority to Effect a Reverse Stock Split

RESOLVED, that the Company's Board of Directors is hereby authorized to select and file one amendment to the Company's Certificate of Incorporation to effect a reverse split of the Company's outstanding common stock, pursuant to which any whole number of outstanding shares between, and including, fifteen and fifty would be combined into one share of common stock; and

RESOLVED, that the Authorized Officers be, and each of them acting singly hereby is, authorized, empowered and directed to execute and file with the Secretary of State of the State of Delaware an Amended Certificate of Incorporation, reflecting the foregoing, with such changes therein as the officer executing the same deems necessary or appropriate in the best interests of the Company, such officer’s execution and delivery thereof to be conclusive evidence of such officer’s approval thereof and authority hereunder; and

Addition of 111,000,000 Shares to the Company's 2006 Equity Incentive Plan

RESOLVED, that the 2006 Equity Incentive Plan of Intellect Neurosciences, Inc. (the “Plan”) is hereby amended to provide that, subject to any adjustments specified in the Plan, the aggregate number of shares of common stock of the Company that may be issued pursuant to the Plan is 123,000,000, and that the maximum number of awards granted during any one fiscal year any Participant (as defined in the Plan) is 80,000,000; and

RESOLVED, that the Company reserve for issuance 123,000,000 shares of common stock of the Company for issuance upon the exercise of awards granted pursuant to the Plan, the shares of common stock of the Company so issued shall be deemed validly issued, fully paid and non-assessable shares of common stock of the Company; and

General Resolutions

RESOLVED, that Authorized Officers be, and each of them acting singly hereby is, authorized, empowered and directed to execute and deliver all such agreements, certifications, instruments and other documents and to take such other actions required by, contemplated by, related to or determined by any of them to be necessary or appropriate to carry out the transactions contemplated by and the purpose of the foregoing resolutions; and that the execution and delivery of any such agreement, certificate, instrument or other document, and that the taking of any such other action, by any of them, shall be conclusive evidence that the same was authorized and approved hereby and the taking of any such actions prior to the date of this consent is hereby ratified and confirmed; and

RESOLVED, that this Consent may be executed in counterparts, each of which shall be taken together as one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

This Consent shall be effective as of the first date on which it has been executed by the requisite number of stockholders and delivered to the Company in accordance with Section 228 of the Delaware General Corporation Law.

Common Stockholders

Proposal 1: Adoption of Second Amended and Restated Certificate of Incorporation

Yes_______                      No________
Dated: November ____, 2009	By:
Name:
Title:
Shares of Common Stock:

If you do not know the number of shares that you own, please leave line blank and we will fill it in for you. We will return a copy of the completed form to you.

Proposal 2: Approval of Amendment of the Company's Certificate of Incorporation to Effect a Reverse Stock Split

Yes_______                      No________
Dated: November ____, 2009	By:
Name:
Title:
Shares of Common Stock:

Proposal 3: Amendment of the Company's 2006 Equity Incentive Plan to Add 111,000,000 Shares to Such Plan

Yes_______                      No________
Dated: November ____, 2009	By:
Name:
Title:
Shares of Common Stock:

This Consent shall be effective as of the first date on which it has been executed by the requisite number of stockholders and delivered to the Company in accordance with Section 228 of the Delaware General Corporation Law.

Series B Convertible Preferred Stockholders

Proposal 1: Adoption of Second Amended and Restated Certificate of Incorporation

Yes_______                      No________
Dated: November ____, 2009	By:
Name:
Title:
Shares of Series B Preferred Stock:

If you do not know the number of shares that you own, please leave line blank and we will fill it in for you. We will return a copy of the completed form to you.

Proposal 2: Approval of Amendment of the Company's Certificate of Incorporation to Effect a Reverse Stock Split

Yes_______                      No________
Dated: November ____, 2009	By:
Name:
Title:
Shares of Series B Preferred Stock:

Proposal 3: Amendment of the Company's 2006 Equity Incentive Plan to Add 111,000,000 Shares to Such Plan

Yes_______                      No________
Dated: November ____, 2009	By:
Name:
Title:
Shares of Series B Preferred Stock:

Annex A

FORM OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
Of

INTELLECT NEUROSCIENCES, INC

The undersigned, a Delaware Corporation, for the purposes of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and generally known as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST:                           The name of the corporation (hereinafter called the “Corporation”) is Intellect Neurosciences, Inc.

SECOND:                      The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, City of Wilmington, County of New Castle, State of Delaware, 19808; and the name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Service Company.

THIRD:                          The nature of the business and the purposes to be conducted and promoted by the Corporation shall be any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:                     The total number of shares which the Corporation shall have authority to issue is 651,000,000, consisting of 650,000,000 shares of common stock, all of a par value of $0.001 each (“Common Stock”) and 1,000,000 shares of preferred stock, all of a par value of $0.001 each (“Preferred Stock”).  The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in respect of the classes of stock of the Corporation are as follows:

I.           Preferred Stock

A.           The Preferred Stock of the Corporation may be issued from time to time in one or more series of any number of shares; provided that the aggregate number of shares issued and not canceled in any and all such series shall not exceed the total number of shares of preferred stock hereinabove authorized.

B.           Authority is hereby vested in the Board of Directors from time to time to authorize the issuance of one or more series with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Corporation’s Board of Directors providing for the issuance of such Preferred Stock or series thereof; and the Board of Directors is hereby vested with authority to fix such designations, preferences and relative participating, optional or other special rights or qualifications, limitations, or restrictions for each series, including, but not by way of limitation, the power to fix the redemption and liquidation preferences, the rates of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and fix the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the Corporation and fix the voting power, if any, of shares of Preferred Stock or any series thereof.

II.           Common Stock

A.           The Common Stock of the Corporation may be issued from time to time in any number of shares, provided that the aggregate number of shares issued and not canceled shall not exceed the total number of shares of Common Stock hereinabove authorized.

B.           Unless expressly provided by the Board of Directors of the Corporation in fixing the voting rights of any series of Preferred Stock, the holders of the outstanding shares of Common Stock shall exclusively possess all voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

C.           Subject to the prior rights of the holders of Preferred Stock now or hereafter granted pursuant to this ARTICLE FOURTH, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, dividends payable either in cash, stock or otherwise.

D.           In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary, after payment shall have been made in full to the holders of Preferred Stock of any amounts to which they may be entitled and subject to the rights of the holders of Preferred Stock now or hereafter granted pursuant to this ARTICLE FOURTH, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably accordingly to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

FIFTH:                           The Corporation shall have perpetual existence.

SIXTH:                           For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.           The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

B.           The number of directors that shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws.  No election of Directors need be by written ballot.

C.           Subject to the limitations set forth in this Certificate of Incorporation, the Board of Directors of the Corporation may adopt, amend or repeal the Bylaws of the Corporation at any time after the original adoption of the Bylaws according to Section 109 of the General Corporation Law of the State of Delaware.

SEVENTH:       No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment.

EIGHTH:           The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH:             From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article NINTH.

******************************************************************************

Annex B

FORM OF AMENDMENTS TO
CERTIFICATE OF INCORPORATION
OF
INTELLECT NEUROSCIENCES, INC.

The certificate of incorporation of the Corporation would be amended by adding the following text:

Effective as of 5:01 p.m., Eastern time, on the date the Certificate of Amendment that includes this paragraph is filed with the Secretary of State of the State of Delaware, each [*] shares of the Corporation's Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.0001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based upon the closing sales price of the Corporation's Common Stock as reported on the OTC Bulletin Board as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware."

*

By approving these amendments, stockholders will approve the combination of any whole number of shares of Common Stock between and including fifteen (15) and fifty (50) into one (1) share of Common Stock. Any Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that number determined by the Board of Directors to be in the best interests of the Company and its stockholders. The Board of Directors will not implement any amendment providing for a different split ratio.

*****************************************************************************

Annex C

INTELLECT NEUROSCIENCES, INC.
2006 EQUITY INCENTIVE PLAN

Adopted by the Board of Directors on:
January 25, 2007
Approved by the stockholders on:
January 25, 2007

1.           Purpose and Eligibility.  The purpose of this 2006 Equity Incentive Plan (the “Plan”) of Intellect Neurosciences, Inc., a Delaware corporation (the “Company”) is to provide stock options, stock issuances and other equity interests in the Company (each, an “Award”) to (a) key employees, officers, directors, consultants and advisors of the Company and its Subsidiaries and (b) any other Person who is determined by the Board to have made (or is expected to make) contributions to the Company and or its Subsidiaries, in each case in order to encourage ownership of the capital stock of the Company to attract such individuals, induce them to work for the benefit of the Company or its Subsidiaries and to motivate such persons to promote the success of the Company and its Subsidiaries.  Any person to whom an Award has been granted under the Plan is called a “Participant.” Additional definitions are contained in Section 10.

2.           Administration.

a.           Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the “Board”). The Board, in its sole discretion, shall have the authority to grant and amend Awards, to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any Award. The Board shall have authority, subject to the express limitations of the Plan, (i) to construe and determine the respective Stock Option Agreement, Awards and the Plan, (ii) to prescribe, amend and rescind rules and regulations relating to the Plan and any Awards, (iii) to determine the terms and provisions of the respective Stock Option Agreements and Awards, which need not be identical, (iv) to initiate an Option Exchange Program, (v) adopt any necessary sub-plan applicable to residents of any specified jurisdiction as it deems necessary in order to comply with the law applicable to the Company, its subsidiaries or any Participant or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to stock options or shares of stock, and (vi) to make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration and interpretation of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Stock Option Agreement or Award in the manner and to the extent it shall deem expedient to carry the Plan, any Stock Option Agreement or Award into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be final and binding on all interested persons.  Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

b.           Appointment  of  Committee.  To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to the Compensation Committee (the “Committee”).  All references in the Plan to the “Board” shall mean such Committee or the Board.  In the absence of full delegation, the Board may also consult with the Committee, which shall make recommendations, with respect to Participants eligible to receive Awards and the number of shares subject to the Award, to the Board for its review and final approval.

c.           Delegation to Executive Officers.  To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officers.

d.           Applicability of Section Rule 16b-3.  Anything to the contrary in the foregoing notwithstanding if, or at such time as, the Common Stock is or becomes registered under Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), or any successor statute, the Plan shall be administered in a manner consistent with Rule 16b-3 promulgated thereunder, as it may be amended from time to time, or any successor rules (“Rule 16b-3”), such that all subsequent grants of Awards hereunder to Reporting Persons, as hereinafter defined, shall be exempt under such rule.  Those provisions of the Plan which make express reference to Rule 16b-3 or which are required in order for certain option transactions to qualify for exemption under Rule 16b-3 shall apply only to such persons as are required to file reports under Section 16 (a) of the Exchange Act (a “Reporting Person”).

e.           Applicability of Section 162 (m).  Any provisions in this Plan to the contrary notwithstanding, whenever the Board is authorized to exercise its discretion in the administration or amendment of this Plan or any Award hereunder or otherwise, the Board may not exercise such discretion in a manner that would cause any outstanding Award that would otherwise qualify as performance-based compensation under Section 162 (m) of the Code to fail to so qualify under Section 162 (m).

3.           Stock Available for Awards.

a.           Number of Shares.  Subject to adjustment under Section 3(c), the aggregate number of shares of Common Stock of the Company (the “Common Stock”) that may be issued pursuant to the Plan is 123,000,000.  If any Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. If an Award granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such Award shall again be available for subsequent Awards under the Plan, and if shares of Common Stock issued pursuant to the Plan are repurchased by, or are surrendered or forfeited to, the Company at no more than the price paid for such shares, such shares of Common Stock shall again be available for the grant of Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

b.           Per-Participant Limit. Subject to adjustment under Section 3(c), no Participant may be granted Awards during any one fiscal year to purchase more than 80,000,000 shares of Common Stock.

c.           Adjustment to Common Stock.  Subject to Section 7, in the event of any stock split, reverse stock split stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, sale of all or substantially all of the Company’s assets (other than a transaction to merely change the state of incorporation) or other similar change in capitalization or similar event, (i) the number and class of securities available for Awards under the Plan and the per-Participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Option, (iii) the repurchase price per security subject to repurchase, and (iv) the terms of each other outstanding Award shall be adjusted by the Company (or substituted Awards may be made if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is appropriate. Notwithstanding the foregoing, any adjustments made with respect to Incentive Stock Option (as defined below) shall be made only after the Board determines whether such adjustment would constitute a “modification” of such Incentive Stock Option (as such term is defined in Section 424(h) of the Code, as amended, or any successor statute) or would cause any adverse tax consequences for the holders of such Incentive Stock Options.  If the Board determines that such adjustment would constitute a modification of such Incentive Stock Option, the Board make refrain form making such adjustment unless the holder of such Incentive Stock Option specifically requests in writing that the adjustment be made and that the holder has full knowledge of the consequences of the adjustment on such holder’s income tax treatment with respect to the Incentive Stock Option.

4.           Stock Options.

a.           General.   The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option and the shares of Common Stock issued upon the exercise of each Option, including, but not limited to, vesting provisions, repurchase provisions and restrictions relating to applicable federal or state securities laws.  Each Option will be evidenced by a Stock Option Agreement, consisting of a Notice of Stock Option Award and a Stock Option Award Agreement (collectively, a “Stock Option Agreement”).

b.           Incentive Stock Options. An Option that the Board intends to be an incentive stock option (an “Incentive Stock Option”) as defined in Section 422 of the Code, as amended, or any successor statute (“Section 422”), shall be granted only to an employee of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 and regulations thereunder.  The Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a “Nonstatutory Stock Option” or “Nonqualified Stock Option.”

c.           Dollar Limitation. For so long as the Code shall so provide, Options granted to any employee under the Plan (and any other incentive stock option plans of the Company) which are intended to qualify as Incentive Stock Options shall not qualify as Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate fair market value (determined as of the respective date or dates of grant) of more than $100,000. The amount of Incentive Stock Options which exceed such $100,000 limitation shall be deemed to be Nonqualified Stock Options.  For the purpose of this limitation, unless otherwise required by the Code or regulations of the Internal Revenue Service or determined by the Board, Options shall be taken into account in the order granted, and the Board may designate that portion of any Incentive Stock Option that shall be treated as Nonqualified Option in the event that the provisions of this paragraph apply to a portion of any Option.  The designation described in the preceding sentence may be made at such time as the Committee considers appropriate, including after the issuance of the Option or at the time of its exercise.

d.           Exercise Price.  The Board shall establish the exercise price (or determine the method by which the exercise price shall be determined) at the time each Option is granted and specify the exercise price in the applicable Stock Option Agreement, provided, however, in no event may the per share exercise price be less than the then Fair Market Value (as defined below) of the Common Stock. In the case of an Incentive Stock Option granted to a Participant who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any parent or subsidiary, then the exercise price shall be no less than 110% of the fair market value of the Common Stock on the date of grant.  In the case of a grant of an Incentive Stock Option to any other Participant, the exercise price shall be no less than 100% of the fair market value of the Common Stock on the date of grant.

e.           Duration of Options.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Stock Option Agreement; provided that the term of any Incentive Stock Option may not be more than ten (10) years from the date of grant.  In the case of an Incentive Stock Option granted to a Participant who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any parent or subsidiary, the term of the Option shall be no longer than ten (10) years from the date of grant.

f.           Exercise of Option. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person together with payment in full as specified in Section 4(g) and the Stock Option Agreement for the number of shares for which the Option is exercised.

g.           Payment Upon Exercise.   Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment as permitted by the Board in its sole and absolute discretion: (i) by check payable to the order of the Company; (ii) only if the Common Stock is then publicly traded, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price; (iii) to the extent explicitly provided in the applicable Stock Option Agreement, by delivery of shares of Common Stock owned by the Participant valued at fair market value (as determined by the Board or as determined pursuant to the applicable Stock Option Agreement); or (iv) payment of such other lawful consideration as the Board may determine.

The Board shall determine in its sole and absolute discretion and subject to securities laws and its Insider Trading Policy whether to accept consideration other than cash. The fair market value of any shares of the Company's Common Stock or other non-cash consideration which may be delivered upon exercise of an Option shall be determined in such manner as may be prescribed by the Board.

h.           Acceleration, Extension, Etc. The Board may, in its sole discretion, and in all instances subject to any relevant tax and accounting considerations which may adversely impact or impair the Company, (i) accelerate the date or dates on which all or any particular Options or Awards granted under the Plan may be exercised, or (ii) extend the dates during which all or any particular Options or Awards granted under the Plan may be exercised; provided, however, in no event may any extension exceed the lesser of the option term permitted under Section 4(e) herein or the term set forth in the governing Stock Option Agreement.

i.           Determination of Fair Market Value. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded under the Exchange Act, “fair market value” shall mean (i) if the Common Stock is listed on any established stock exchange, its fair market value shall be the last reported sales price for such stock (on that date) or the closing bid, if no sales were reported as quoted on such exchange or system as reported in The Wall Street Journal or such other source as the Board deems reliable; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on a national market system. In the absence of an established market for the Common Stock, the fair market value thereof shall be determined in good faith by the Board after taking into consideration all factors which it deems appropriate.

5.           Restricted Stock.

a.           Grants.  The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to (i) delivery to the Company by the Participant of a check in an amount at least equal to the par value of the shares purchased, and (ii) the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

b.           Terms and Conditions.  The Board shall determine the terms and conditions of any such Restricted Stock Award. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee).  After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by a Participant, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

6.           Other Stock-Based Awards.  The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights, phantom stock awards or stock units.

7.           General Provisions Applicable to Awards.

a.           Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, except as the Board may otherwise determine or provide in an Award, that Nonstatutory Options and Restricted Stock Awards may be transferred pursuant to a qualified domestic relations order (as defined in Employee Retirement Income Security Act of 1974, as amended) or to a grantor-retained annuity trust or a similar estate-planning vehicle in which the trust is bound by all provisions of the Stock Option Agreement and Restricted Stock Award, which are applicable to the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

b.           Documentation.  Each Award under the Plan shall be evidenced by a written instrument in such form as the Board shall determine or as executed by an officer of the Company pursuant to authority delegated by the Board.  Each Award may contain terms and conditions in addition to those set forth in the Plan, provided that such terms and conditions do not contravene the provisions of the Plan or applicable law.

c.           Board Discretion.  The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

d.           Additional Award Provisions.  The Board may, in its sole discretion, include additional provisions in any Stock Option Agreement, Restricted Stock Award or other Award granted under the Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to Participants upon exercise of Awards, or transfer other property to Participants upon exercise of Awards, or such other provisions as shall be determined by the Board; provided that such additional provisions shall not be inconsistent with any other term or condition of the Plan or applicable law.

e.           Termination of Status. The Board shall determine the effect on an Award of the disability (as defined in Code Section 22(e)(3)), death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award, subject to applicable law and the provisions of the Code related to Incentive Stock Options.

f.           Change of Control of the Company.

(i)           Unless otherwise expressly provided in the applicable Stock Option Agreement or Restricted Stock Award or other Award, in connection with the occurrence of a Change in Control (as defined below), the Board shall, in its sole discretion as to any outstanding Award (including any portion thereof; on the same basis or on different bases, as the Board shall specify), take one or any combination of the following actions:

(a)           make appropriate provision for the continuation of such Award by the Company or the assumption of such Award by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such Award either (x) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Change of Control, (y) shares of stock of the surviving or acquiring corporation or (z) such other securities as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the shares of Common Stock subject to such Award immediately preceding the Change of Control;

(b)           accelerate the date of exercise or vesting of such Award; or

(c)           permit the exchange of such Award for the right to participate in any stock option or other employee benefit plan of any successor corporation.

(ii)           For the purpose of this Agreement, a “Change of Control” shall mean:

(a)         The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of voting stock of the Company (the “Outstanding Voting Stock”); provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of 50% or more of Outstanding Voting Stock shall not constitute a Change in Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Voting Stock, shall not constitute a Change in Control; or

(b)        Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute a majority of the members of this Board; provided that any individual who becomes a director after the Effective Date whose election or nomination for election by the Company’s Shareholders was approved by a majority of the members of the Incumbent Directors (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act), “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below) shall be deemed to be members of the Incumbent Directors; or

(c)        The consummation of (i) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from Merger, (ii) a complete liquidation or dissolution of the Company or (iii) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a subsidiary of the Company.

g.           Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Board shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  The Board in its sole discretion may provide for a Participant to have the right to exercise his or her Award until fifteen (15) days prior to such transaction as to all of the shares of Common Stock covered by the Option or Award, including shares as to which the Option or Award would not otherwise be exercisable, which exercise may in the sole discretion of the Board, be made subject to and conditioned upon the consummation of such proposed transaction.  In addition, the Board may provide that any Company repurchase option applicable to any shares of Common Stock purchased upon exercise of an Option or Award shall lapse as to all such shares of Common Stock, provided the proposed dissolution and liquidation takes place at the time and in the manner contemplated.  To the extent it has not been previously exercised, an Award will terminate upon the consummation of such proposed action.

h.           Assumption of Options Upon Certain Events. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards under the Plan in substitution for stock and stock-based awards issued by such entity or an affiliate thereof. The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

i.           Parachute Payments and Parachute Awards.  Notwithstanding the provisions of Section 7(f), if, in connection with a Change of Control described therein, a tax under Section 4999 of the Code would be imposed on the Participant (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code, if applicable), then the number of Awards which shall become exercisable, realizable or vested as provided in such Section shall be reduced (or delayed), to the minimum extent necessary, so that no such tax would be imposed on the Participant (the Awards not becoming so accelerated, realizable or vested, the “Parachute Awards”); provided, however, that if the “aggregate present value” of the Parachute Awards would exceed the tax that, but for this sentence, would be imposed on the Participant under Section 4999 of the Code in connection with the Change of Control, then the Awards shall become immediately exercisable, realizable and vested without regard to the provisions of this sentence. For purposes of the preceding sentence, the “aggregate present value” of an Award shall be calculated on an after-tax basis (other than taxes imposed by Section 4999 of the Code) and shall be based on economic principles rather than the principles set forth under Section 280G of the Code and the regulations promulgated thereunder. All determinations required to be made under this Section 7(j) shall be made by the Company.

j.           Amendment of Awards.  The Board may amend, modify or terminate any outstanding Award including, but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

k.           Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

l.           Acceleration. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of some or all restrictions, or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may (i) cause the application of Sections 280G and 4999 of the Code if a change in control of the Company occurs, or (ii) disqualify all or part of the Option as an Incentive Stock Option.

8.           Withholding.  The Company shall have the right to deduct from payments of any kind otherwise due to the optionee or recipient of an Award any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of Options under the Plan or the purchase of shares subject to the Award. Subject to the prior approval of the Company, including without limitation, its determination that such withholding complies with applicable tax and securities laws,, which may be withheld by the Company in its sole discretion, the optionee or recipient of an Award may elect to satisfy such obligation, in whole or in part, (a) by causing the Company to withhold shares of Common Stock otherwise issuable pursuant to the exercise of an Option or the purchase of shares subject to an Award or (b) by delivering to the Company shares of Common Stock already owned by the optionee or Award recipient of an Award. The shares so delivered or withheld shall have a fair market value of the shares used to satisfy such withholding obligation as shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. An optionee or recipient of an Award who has made an election pursuant to this Section may only satisfy his or her withholding obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

9.           No Exercise of Option if Engagement or Employment Terminated for Cause.  If the employment or engagement of any Participant is terminated “for Cause,” the Award may terminate, upon a determination of the Board, on the date of such termination and the Option shall thereupon not be exercisable to any extent whatsoever and the Company shall have the right to repurchase any shares of Common Stock subject to a Restricted Stock Award whether or not such shares have vested.  For purposes of this Section 9, “for Cause” shall be defined as follows:  (i) if the Participant has executed an employment agreement, the definition of “cause” contained therein, if any, shall govern, or (ii) conduct, as determined by the Board of Directors, involving one or more of the following: (a) gross misconduct; or (b) the commission of an act of embezzlement, fraud or theft, which results in economic loss, damage or injury to the Company; or (c) the unauthorized disclosure of any trade secret or confidential information of the Company (or any client, customer, supplier or other third party who has a business relationship with the Company) or the violation of any noncompetition or nonsolicitation covenant or assignment of inventions obligation with the Company; or (d) the commission of an act which constitutes unfair competition  with the Company or which induces any customer or prospective customer of the Company to breach a contract with the Company or to decline to do business with the Company; or (e) the indictment of the Participant for a felony or serious misdemeanor offense, either in connection with the performance of his or her obligations to the Company or which shall adversely affect the Participant's ability to perform such obligations; or (f) the commission of an act of fraud or breach of fiduciary duty which results in loss, damage or injury to the Company; or (g) the failure of the Participant to perform in a material respect his or her employment, consulting or advisory obligations without proper cause; or (h) intentional violation of securities laws or the Company’s Insider Trading Policy. In making such determination, the Board shall act fairly and in utmost good faith. The Board may in its discretion waive or modify the provisions of this Section at a meeting of the Board with respect to any individual Participant with regard to the facts and circumstances of any particular situation involving a determination under this Section.

10.           Miscellaneous.

a.           Definitions.

(i)           “Company,” for purposes of eligibility under the Plan, shall include any present or future subsidiary corporations of Intellect Neurosciences, Inc., as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of the Company, as defined in Section 424(e) of the Code. For purposes of Awards other than Incentive Stock Options, the term “Company” shall include any other business venture in which the Company has a direct or indirect significant interest, as determined by the Board in its sole discretion.

(ii)           “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(iii)           “Employee” for purposes of eligibility under the Plan shall include a person to whom an offer of employment has been extended by the Company.

(iv)           “Option Exchange Program” means a program whereby outstanding options are exchanged for options with a lower exercise price.

b.           No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

c.           No Rights As Stockholder.  Subject  to the  provisions  of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

d.           Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board (the “Effective Date”. No Awards shall be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Board, but Awards previously granted may extend beyond that date.

e.           Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time.

f.           Settlement of Awards.  Any other provision of the Plan to the contrary notwithstanding, if any provisions of the Plan permits a Participant, at his or her election, to receive a cash settlement of Options or other Awards under the Plan, or requires the Company to pay a cash settlement of Options or Awards under the Plan, the Participant shall be entitled to receive the cash settlement, and the Company shall be obligated to pay the cash settlement, only if the Company determines, in its sole and absolute discretion, to make such payment.

g.           Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the state of Delaware, without regard to any applicable conflicts of law.

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